Exhibit 10.11

LONG TERM INCENTIVE PLAN

1. Purposes of the Plan. This Atlas Sand Management Long Term Incentive Plan (the “Plan”) has been adopted by Ben M. Brigham, the Manager and Founding Member of Atlas Sand Management Company, LLC, a Texas limited liability company (the “Company”). The Plan is intended to promote the interests of the Company by providing equity awards of Class P Units to Participants to encourage superior performance. The Plan is also contemplated to enhance the ability of the Company and the Manager to attract and retain the services of individuals who are essential for the growth and profitability of the Company and its Subsidiaries and to encourage them to devote their best efforts to advancing the business of the Company and its Subsidiaries.

2. Definitions. Whenever the following terms are used in the Plan, they shall have the meaning specified below unless the context clearly indicates to the contrary. The masculine pronoun shall include the feminine and neuter and the singular shall include the plural, where the context so indicates. Terms used but not otherwise defined in the Plan shall have the meaning given to them in the Company Agreement.

(a) “Administrator” means the Manager of the Company, who is granted authority to administer the Plan under Section 4 hereof.

(b) “Affiliate” means, as to any Person, any other Person that directly or indirectly, through one or more intermediaries controls, is controlled by, or is under common control with such specified Person. For the purposes of this Agreement, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by extract, or otherwise; and the terms “affiliated,” “controlling,” and “controlled” have meanings correlative to the foregoing.

(c) “Applicable Laws” means the requirements relating to the administration of incentive plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code and the applicable laws of any other country or jurisdiction where Class P Units are granted under the Plan.

(d) “Capital Event” means a sale, merger, conversion, or transfer to an unrelated Person or a change of control or similar event affecting the ownership and structure of the Company.

(e) “Class P Unit” means a Class P Unit issued under this Plan, which is subject to restrictions set forth in that certain Amended and Restated Company Agreement of Atlas Sand Management Company, LLC, dated as of August 4, 2017 (the “Company Agreement”) and the Participant Agreement.

(f) “Code” shall mean the Internal Revenue Code of 1986, as amended, or any successor thereto.

(g) “Company” has the meaning set forth in Section 1 hereof.

(h) “Company Agreement” has the meaning set forth in Section 2(e) hereof.

(i) “Effective Date” means the date on which the Member adopts the Plan.

(j) “Participant” means any of the following who are granted Class P Units under the Plain: officers, employees, directors, Managers, consultants, or other advisors of the Company or the Manager. Notwithstanding the foregoing, consultants and advisors of the Company or the Manager shall not be Participants unless (i) they are natural persons, (ii) they provide bona fide services to the Company or the Manager, and (iii) the services are not in connection with the offer or sale of securities in a capital-raising transaction, and do not directly or indirectly promote or maintain a market for the Company’s securities.

(k) “Participant Agreement” shall mean the agreement entered into between the Company and a Participant pursuant to which the Participant is granted Class P Units and which sets forth the terms and conditions applicable to the Class P Units.

(l) “Person” includes any individual, partnership, limited partnership, joint venture, corporation, limited liability company, trust, estate, custodian, trustee, executor, administrator, nominee, representative, unincorporated organization, sole proprietorship, trust, employee benefit plan, tribunal, governmental entity, department, agency, or other entity.

(m) “Plan” has the meaning set forth in Section 1 hereof.

(n) “Restricted Activity” shall be deemed to have occurred if a Participant, individually, or on behalf of another Person, either directly or indirectly: (I) owns, operates, manages, finances, supervises, is employed by., provides consulting services to, or is otherwise engaged in a Restricted Business within the Restricted Area, (II) solicits, induces, recruits or encourages any employ.ee or contractor of the Company or any of its Affiliates or Subsidiaries to terminate their employment or engagement with the Company or the applicable Affiliate or Subsidiary of the Company, or hire or take away such employees or contractors, or attempt to solicit, induce, recruit, encourage, hue or take away employees or contractors of the Company or its Affiliates or Subsidiaries, either for the benefit of such Participant or for any other Person, (III) engages in any act of dishonesty, fraud, theft;, misrepresentation, misappropriation or embezzlement or other similar conduct by the Participant with respect to any aspect of the business or assets of the Company or any of its Affiliates, (IV) breaches or violates any covenant in any agreement or obligation in favor of the Company or any of its Affiliates to which Participant is a party or is subject that imposes restrictions or requirements with respect to (A) Participant’s use or disclosure of confidential or proprietary information of the Company, or (B) the Participant’s assignment of inventions or other intellectual property rights to the Company or any of its Affiliates, and/or (V) violates a law or regulation that is applicable to the Company’s business, which violation, in the reasonable discretion of the Administrator, does or is reasonably likely to be materially injurious to the Company or any of its Affiliates. Notwithstanding the foregoing, nothing in this Plan shall be construed to restrict or prohibit ownership by a Participant of stock of any company listed on the New York or American Stock Exchanges or the Nasdaq National Market System; provided, that such Participant’s aggregate ownership interest is not more than five percent (5%) or more of the outstanding voting shares of such company.

(o) “Restricted Area” means the area where Atlas Sand Company now or will operate, including Winkler County, Texas, Ward County, Texas, Crane County, Texas, and Andrews County, Texas.

(p) “Restricted Business” means, directly or indirectly, through the ownership of subsidiary entities, acquiring, processing, developing, and marketing frac sands.

(q) “Subsidiary” means an entity in which the Company directly or indirectly owns at least a majority of the equity.

(r) “Terminated Participant” means any Participant with respect to which a Termination Event has occurred.

(s) “Termination Date” means the date on which a Termination Event has occurred.

(t) “Termination Event” means the termination for any reason of Participant’s employment, agency, or consulting relationship (unless the relationship merely changes from employee or agent to consultant, or vice versa) with the Company or an Affiliate or Subsidiary of the Company, or a successor to the Company in the event that this Plan is assumed by a successor to the Company.

(u) “Unvested Class P Unit” has the meaning given such term in Section 10.1.

(v) “Vested Class P Unit’ has the meaning given such term in Section 10.1.

3. Units Authorized to be Issued Under the Plan. The maximum aggregate amount of Class P Units authorized to be issued under the Plan shall be determined by the Administrator. The issuance of Class P Units shall reduce the total number of Class P Units available under the Plan. Any Class P Units canceled or repurchased by the Company under the Plan, a Participant Agreement, or the Company Agreement shall resume the status of authorized and unissued Class P Units under the Plan. All Class P Units issued under the Plan shall be subject to the terms of the Company Agreement and the Company Agreement under which they were granted.

4. Administration of the Plan

4.1 Administrator. The Plan shall be administrated by the Manager of the Company.

4.2 Powers of the Administrator . Subject to the provisions of the Plan and to the approval of any relevant authorities, the Administrator shall have the full power and authority to:

4.2.1 designate Participants to whom Class P Units may from time to time be granted hereunder;

4.2.2 determine the number of Class P Units to be covered by each such award granted hereunder;

4.2.3 approve forms of Participant Agreement for use under the Plan;

4.2.4 determine the terms and conditions of any grant of Class P Units hereunder, including without limitation the vesting schedule for such grant;

4.2.5 interpret and administer the Plan and any instrument or agreement relating to the grant of Class P Units made under the Plan;

4.2.6 establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and

4.2.7 make any other determination and take any other action that the Administrator deems necessary or desirable for the administration of the Plan.

4.3 Effect of Administrator’s Decision . The Administrator may correct any defect or supply any omission or reconcile any inconsistency in the Plan and any Participant Agreement in such manner and to such extent as the Administrator deems necessary or appropriate in its sole discretion. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions of the Administrator under or with respect to the Plan or any award hereunder shall be within the sole discretion of the Administrator and shall be final and binding on all Participants.

4.4 Limitation of Liability: Indemnification. The Administrator shall be free from all liability for the Administrator’s acts and conduct in the administration of the Plan and the Participant Agreements except for acts of gross negligence, fraud or willful misconduct. All managers, directors, and officers of the Administrator, each manager and officer of the Company, and each employee of the Company acting on behalf of the Administrator shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination, or interpretation.

5. Eligibility. Any Participant may be granted Class P Units under the Plan.

6. Term of Plan. The Plan shall be effective on the date of its approval by the Members and shall continue until no Class P Units are outstanding, whereupon the Plan may be terminated by the Manager. No such termination of the Plan shall impair the rights of any Participant under any Participant Agreement, unless expressly permitted in the Plan or such Participant’s Participant Agreement or as mutually agreed to between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it under the Plan and the Participant Agreements with respect to Class P Units granted under the Plan prior to the date of such termination.

7. Grant of Class P Units.

7.1 Authorization to Grant Class P Units. Grants of Class P Units shall be made by the Administrator pursuant to the terms and conditions of the Participant Agreement as set forth in Section 7.2.

7.2 Participant Agreement. The Administrator shall require a Participant to whom Class P Units are granted pursuant to the Plan to enter into a written Participant Agreement with the Company, which shall be executed by such Participant and on behalf of the Company and which shall contain such terms and conditions as the Administrator shall determine, consistent with the Plan.

8. Non-Transferability of Class P Units. Class P Units may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than as provided for in the Participant Agreement. Unvested Class P Units may not be sold, pledged, assigned, hypothecated or disposed of in any manner and any such purported sale, pledge, assignment, hypothecation or other disposal shall be void.

9. Time of Granting Class P Units. The date of grant of Class P Units shall, for all purposes, be the date on which the Administrator makes the determination granting such Class P Units, or such later date as is determined by the Administrator. Notice of the determination shall be given to each Participant to whom Class P Units are granted within a reasonable time after the date of such grant.

10. Vesting., Termination Event.

10.1 Vesting of Class P Units. The vesting schedule for each grant of Class P Units under the Plan shall be determined by the Administrator and set forth in the related Participant Agreement. All of a Participant’s Class P Units that have vested pursuant to the Participant Agreement of such Participant are referred to herein as “Vested Class P Units” and all of a Participant’s Class P Units that have not yet vested pursuant to the Participant Agreement of such Participant are referred to herein as “Unvested Class P Units.”

10.2 Effects of Termination Event. Except as otherwise provided in a Participant Agreement, if a Termination Event occurs, (i) then all of such Terminated Participant’s Class P Units that are Unvested Class P Units will be automatically and immediately cancelled without further action and (ii) the Company will automatically have the right, but not the obligation, to purchase all or any portion of such Terminated Participant’s Class P Units that are Vested Class P Units at the Fair Value of such Class P Units on the Termination Date. To exercise such right to purchase the Terminated Participant’s Class P Units, the Company must give written notice of the Company’s desire to purchase all or a portion of such Class P Units to the Terminated Participant and the Members before the first anniversary of the Termination Date. In the event the Company exercises its right to purchase all or a portion of the Class P Units, such transaction shall be closed within the later of thirty (30) days after such exercise, or thirty (30) days after the Fair Value of such Class P Units has been determined. Company may freely assign its option to purchase under this Section 10.2 to any Person. Any and all Class P Units that are cancelled and/or repurchased by the Company pursuant to this Section 10.2 shall automatically be deemed retired and shall no longer be deemed to be issued or outstanding; provided, however that such Class P Units that are cancelled and/or repurchased by the Company pursuant to this Section 10.2 shall be available for re-issuance under the Plan.

10.3 Restricted Activity Cancellation Rights. If a Participant engages in a Restricted Activity, whether before the termination of such Participant’s services or at any time on or before the expiration of one (1) year after the occurrence of a Termination Event, then all of such Participant’s Vested Class P Units that have not previously been purchased by the Company and/or the other Member pursuant to Section 10.2 may in the sole discretion of the Administrator be cancelled upon written notice to such Participant without the payment of any money to such Participant. Any and all such cancelled Class P Units shall automatically be deemed retired and shall no longer be deemed to be issued or outstanding; provided, however that such cancelled Class P Units shall be available for re-issuance under the Plan.

11. Amendment and Termination of Plan; Adjustments; Capital Events.

11.1 Amendment and Termination. Subject to Section 6, the Administrator may amend, alter, suspend or terminate the Plan in any manner, including increasing or decreasing the number of Class P Units available for grant under the Plan, without the consent of any Member, Participant or any other Person.

11.2 Effect of Amendment or Termination. Notwithstanding the foregoing, no amendment, alteration, suspension or termination of the Plan shall be made, without the consent of a Participant, if such action would diminish any of the rights of the Participant under any grant theretofore made to such Participant under the Plan. Termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Class P Units granted under the Plan prior to the date of such termination.

11.3 Amendments related to 409A. Notwithstanding any provision of the Plan or any Participant Agreement to the contrary, in the event that the Administrator determines that any amounts payable hereunder will be taxable to a Participant under Section 409A of the Code and related Department of Treasury guidance prior to payment to such Participant of such amount, the Company may (a) adopt such amendments to the Plan and the rights relating to Class P Units and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Administrator determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Plan and the rights relating to Class P Units hereunder and/or (b) take such other actions as the Administrator determines necessary or appropriate to avoid the imposition of an additional tax under Section 409A of the Code.

11.4 Adjustments. In the event that any recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of interests or other securities of the Company, or other change in the corporate structure of the Company affecting the Class P Units occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, may in its sole discretion adjust the number and class of units that may be delivered under the Plan and/or the number and class of units covered by each outstanding Participant Agreement.

11.5 Capital Event. Subject to the applicable requirements of Section 409A of the Code and the regulations or other guidance issued thereunder, in the event that the Company undergoes a Capital Event, then immediately prior to the occurrence of the Capital Event, all outstanding Class P Units, whether vested or unvested, shall, for the purposes of the Capital Event, be deemed to be Vested Class P Units.

12. Conditions Upon Issuance of Class P Units.

12.1 Legal Compliance. Class P Units shall not be issued unless the issuance and delivery of such Class P Units shall comply with Applicable Laws.

12.2 Investment Representations. As a condition to the granting of Class P Units, the Administrator may require the Participant being granted such Class P Units to represent and warrant at the time of any such grant that the Class P Units are being purchased only for investment and without any present intention to sell or distribute such Class P Units if, in the opinion of counsel for the Company, such a representation is required.

13. No Right to Employment or Class P Units. The granting of Class P Units under the Plan shall impose no obligation on the Company or any Affiliate or Subsidiary to continue the employment of a Participant and shall not lessen or affect the Company’s, Affiliate’s or Subsidiary’s right to terminate the employment of such Participant. No Participant or other Person shall have any claim to be granted Class P Units, and there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Class P Units. The terms and conditions of Class P Units and the Administrator’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).

14. Indemnification of the Manager of the Company. The Administrator shall not be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and the Administrator shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination, or interpretation.

15. Section 409A. To the extent applicable, this Plan and the Class P Units issued hereunder shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretative guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding other provisions of the Plan or any Participant Agreements thereunder, no rights with respect to Class P Units shall be granted, deferred, accelerated, extended, paid out or modified under this Plan in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon a Participant. In the event that it is reasonably determined by the Administrator that, as a result of Section 409A of the Code, payments in respect of any rights with respect to Class P Units under the Plan may not be made at the time contemplated by the terms of the Plan or the relevant Participant Agreement, as the case may be, without causing the Participant holding such Class P Units to be subject to taxation under Section 409A of the Code, the Company may take whatever actions the Administrator determines necessary or appropriate to comply with, or exempt the Plan and the Participant Agreement from the requirements of Section 409A of the Code and related Department of Treasury guidance and other interpretive materials as may be issued after the Effective Date, which action may include, but is not limited to, delaying payment to a Participant who is a “specified employee” within the meaning of Section 409A of the Code until the first day following the six-month period beginning on the date of the Participant’s termination of employment or engagement with the Company. The Company shall use commercially reasonable efforts to implement the provisions of this Section 15 in good faith; provided that neither the Company, the Administrator nor any employee, director or representative of the Company, the Administrator or of any of its Subsidiaries shall have any liability to Participants with respect to any actions taken pursuant to this Section 15 or as a result of application of Section 409A to any Participant with respect to Class P Units granted under the Plan.

16. General Provisions.

16.1 Effectiveness of the Plan. The Plan shall be effective as of the Effective Date.

16.2 Successors and Assigns. Subject to Section 8 hereof, the Plan will be binding on all successors and assigns of the Company and a Participant, including without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

16.3 Choice of Law. The Plan shall be governed by and construed in accordance with the laws of the State of Texas, without regard to its conflicts of laws principles.

16.4 Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

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